MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) entered into this by and between :

China Valves Technology Inc.
226 Jinshui Road Kineer Plazza,
21F, Room 2101,Zhengzhou,Henan,P.RChina

(Hereinafter referred to as the "the Company")

And

Yinli Song

Address:Room 502, Unit 2, Building No. 1 (B), 9
Chegongzhuang Street, Xicheng, Beijing

(Hereinafter referred to as the "Participant")

in Zhengzhou, Henan.

The Company is as a disclosing Party (the "Discloser") and the Participant is as a receiving Party (the "Recipient") under this Agreement, and collectively the “Parties”.

WITNESS :

WHEREAS each of China Valves Technology Inc. and the Participant possess certain proprietary valuable and confidential information and technology; and

WHEREAS the Parties desire to enter into discussions for the Purpose of evaluating the possibility of cooperation or deal in China and for such other purposes as the Parties may agree in writing (the “Purpose”).

WHEREAS in order to determine their interest in entering into such a business transaction, the Parties wish to exchange or to provide one another with access to their respective “Confidential Information” (as defined below), without undermining its confidential nature and economic value;

NOW THEREFORE, in consideration of the mutual undertakings and promises herein, the Parties hereto hereby agree as follows:

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777

1. Confidential Information

1.1 The term "Confidential Information" means any and all information and know-how of a proprietary, private, secret or confidential nature, in whatever form, that relates to the business, financial condition, technology and/or products of the Discloser, its customers, potential customers, suppliers or potential suppliers, provided or disclosed to the Recipient by the Discloser, or any on its behalf, or which otherwise becomes known to the Recipient, whether or not marked or otherwise designated as “confidential”, “proprietary” or with any other legend indicating its proprietary nature. By way of illustration and not limitation, Confidential Information includes all forms and types of financial, business, technical, including but not limited to specifications, designs, techniques, processes, procedures, methods, compilations, inventions and developments, products, samples, algorithms, computer programs (whether as source code or object code), data, marketing and customer information, vendor information, personal information, projections, plans and reports, and any other data, documentation, or information related thereto, as well as improvements thereof, whether in tangible or intangible form, and whether or not stored, compiled or memorialized in any media or in writing, including information disclosed as a result of any visitation, consultation or information disclosed by Parties to this Agreement or other parties on their behalf such as consultants, clients, suppliers and customers, etc. The Discloser shall determine in its sole discretion what information and materials it shall disclose to the Recipient.

1.2 Confidential Information shall not include information or matter that the Recipient can demonstrate by reasonable and tangible evidence to the Discloser’s reasonable satisfaction, that: (a) was already known to the Recipient prior to its disclosure pursuant to this Agreement, or was independently developed by the Recipient thereafter without reference to or use of the Confidential Information of the other Party; (b) has become a part of the public knowledge, without a breach of this Agreement by the Recipient; or (c) shall have been received by the Recipient from another person or entity having no confidentiality obligation to the Discloser; or (d) is explicitly approved in writing by the Discloser for release by the Recipient; or (e) is disclosed pursuant to a court order, or to the extent required under any applicable law, provided the Recipient at the request and expense of the Discloser, uses reasonable efforts to limit such disclosure to the extent requested and further provided that, to the extent permissible by law, such disclosure will only be made at the latest time legally allowed and after notice is given to the Discloser, as soon as practicably possible, allowing it to take legal measures to prevent the disclosure.

2. Obligations of the Recipient

2.1 Subject to Clause 3.6 below, the Recipient shall treat all Confidential Information of the Discloser as strictly confidential and secure, using the same degree of care the Recipient uses to protect its own confidential information, but in any event not less than high standard of care, and without the prior written consent of the Discloser:

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777

(a)	Shall not exploit or make use, directly or indirectly, and/or copy, duplicate or reproduce such Confidential Information, for any other purpose other than for the Purpose;

(b)

Shall protect and safeguard the Confidential Information against any unauthorized use, disclosure, transfer or publication with at least the same degree of care as it uses for its own confidential or proprietary information, but in no event with less than high care;

(c)	Shall not use any Confidential Information to compete or obtain any competitive or other advantage with respect to the Discloser;

(d)

Shall restrict its internal disclosure of the Confidential Information only to those employees who clearly have a need-to-know of such Confidential Information, and then only to the extent of such need-to-know and strictly for the Purpose;

(e)

Shall not disclose or transfer, directly or indirectly, the Confidential Information or any part thereof, or any document or other material (in any medium), which contains, summarizes or embodies the Confidential Information or any part thereof, to any person, firm, corporation or any other entity, at any time unless it was authorized by the Discloser in advance; It being understood that any disclosure of Confidential Information to any transferee will be made (A) only on a need to know basis solely for the Purpose and (B) only to such transferees who have agreed in writing, prior to and as a condition for disclosure thereto, to (x) keep the confidentiality of such Confidential Information and (y) be bound to the confidentiality obligations of this Agreement (as if it had originally been named as the Recipient herein) and (z) name the Discloser as an intended third party beneficiary of each such written agreement with the rights to enforce such written agreement made by such transferee. For avoidance of doubt no transferee shall have the right to further disclose information so disclosed thereto.

(f)

Shall assume full responsibility for enforcing this Agreement and shall take appropriate measures with all persons acting on its behalf to ensure that such persons are bound by a materially similar covenant of confidentiality, and informing such persons that such Confidential Information shall not be disclosed except as provided herein. The Recipient shall be fully responsible for any breach of the terms of this Agreement by any of its transferees and by any person acting on their behalf;

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777

(g)

Shall notify the Discloser upon discovery of any unauthorized use or disclosure of the Confidential Information and take reasonable steps to regain possession of the Confidential Information and prevent further unauthorized actions or other breach of this Agreement.

2.2 No Rights or Licenses Granted. The disclosure of the Confidential Information pursuant to this Agreement shall not grant the Recipient any express or implied license or right in such Confidential Information, including without limitation any right or license to any patent, trademark, copyright, trade secret, moral right or any other right recognized by any law or regulation of any jurisdiction worldwide (collectively, “Intellectual Property Rights”). The Discloser and/or its licensors are and shall remain at all times the owners of all Intellectual Property Rights in any Confidential Information, to be used by the Recipient only for the Purpose. Each Party agrees that it shall not remove or otherwise alter any of the Discloser's trademarks, logos, copyright notices or other proprietary notices or indicia, if any, fixed or attached to the Confidential Information or any part thereof.

2.3 Return of Confidential Information. Unless otherwise required by applicable law or regulation or by any competent judicial, governmental, supervisory or regulatory body (including without limitation, any stock exchange), the Recipient shall either destroy or return to the Discloser immediately upon its request all copies of the Confidential Information and all documents and any and all materials (in any medium), which contain, summarize or embody the Confidential Information or any part thereof, which are then in the possession of the Recipient, its Transferees and/or under any of their control, without retaining copies thereof, and in either case shall certify in writing within ten (10) days of receiving such a request, its compliance with the terms of this provision.

3. Miscellaneous

3.1 No Obligation. Neither this Agreement nor the disclosure or receipt of Confidential Information shall constitute or imply any obligation or intention by either Party to make any cooperation or otherwise enter into any other business relationship with the other Party.

3.2 Warranty. Each Party warrants that it has the right to disclose all Confidential Information disclosed to the other party, and it will indemnify and defend the other Party from third-party claims resulting from the negligent or wrongful disclosure of such third-party's confidential information. The disclosure of any Confidential Information by either Party shall not constitute any other representation or warranty by that Party, including regarding the accuracy of the same or the non-infringement of any patent, trademark, copyright or any other intellectual property or proprietary right.

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777

3.3 Term. The obligations set out in this Agreement shall be continuing, in particular, they shall continue in full force and effect indefinitely notwithstanding the termination of negotiations or discussions between the Company and the Participant.

3.4 Entire Agreement. This Agreement shall constitute the full and entire agreement between the Parties with respect to the confidentiality and non-disclosure of the Confidential Information and shall supersede any and all prior or contemporaneous agreements and understandings relating thereto. No change, modification, or addition to any provision of this Agreement shall be binding unless made in writing and executed by the duly authorized representatives of both Parties. This Agreement may not be assigned by either Party without the consent of the other Party.

3.5 Severability. If a competent court holds that (i) any of the provisions contained in this Agreement is for any reason excessively broad with regard to time, geographic scope or activity, that provision shall be construed in a manner to enable it to be enforced to the maximum extent compatible with applicable law; (ii) any provision in this Agreement is void or unenforceable, such determination shall not affect the validity or enforceability of any other term or provision.

3.6 No Publication. Neither Party shall disclose, publicize or advertise in any manner the discussions or negotiations contemplated by this Agreement or any other Confidential Information without the prior written consent of the other Party, except as may be required by applicable law or regulation or by any competent judicial, governmental, supervisory or regulatory body (including without limitation, any stock exchange).

3.7 Compelled Disclosure. In the event that the Recipient becomes compelled to disclose any of the Confidential Information under Clause 3.6 above, as far as legally permitted, it will provide the Discloser with prompt notice thereof so that the Discloser may seek a protective order or other appropriate remedy against the disclosure, and in any event will limit the disclosure to the greatest extent reasonably possible under the circumstances.

3.8 Notices. All notices made under this Agreement shall be in writing and shall be deemed to have delivered (a) on the date personally delivered, (b) three days after the date mailed, postage prepaid by certified mail with return receipt requested, or (c) when sent via facsimile and confirmed, all to the following addresses as applicable:

3.9 Remedy. Each Party acknowledges that a breach of this Agreement would cause the Discloser irreparable harm which monetary damages will be insufficient to remedy.

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777

Accordingly, the Discloser, as the case may be, in addition to any other remedies available at law, shall be entitled to specific performance, injunctive or other equitable relief as a remedy for any such breach.

3.10 Indemnity. The Recipient shall indemnify all the loss arising out of its act of breach of any term herein or non-performance of the obligations herein, including but not limited to any real loss, anticipatory commercial interests or any other loss as a result of illegal usage of RECIPIENT or usage of others illegally authorized by the Recipient. In case of the above mentioned circumstances, the Discloser has the right to refuse to provide furthermore any Confidential Information, and the related liabilities and loss shall be undertaken by the Recipient.

3.11 Dispute Settlement and Governing Laws .This agreement shall be governed by and be interpreted in accordance with the laws of the People’s Republic of China. With respect to any issues, disputes, lawsuits or proceedings arising from or in connection with the rights and obligations of the parties hereunder, the two parties shall irrevocably accept the jurisdiction of the people’s courts of the People’s Republic of China.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Very Truly Yours,

China Valves Technology Inc

By: _______________
Name:Siping Fang
Title:Chairman

Accepted and Agreed to as of the Date First Written Above:

October 26, 2012
By:______________________________
Name:Yinli Song

21/F Kineer Plazza, 226 Jinshui Road Zhengzhou, Henan, China, 450008 Tel/Fax: 0371-65673777